Exhibit 99.1

For Immediate Release

KBL HEALTHCARE ACQUISITION CORP. II AND SUMMER INFANT, INC.

ANNOUNCE SUMMER INFANT’S THIRD QUARTER 2006 RESULTS AND

ISSUE FULL YEAR 2006 AND 2007 GUIDANCE

•	Net revenues for the third quarter of 2006 increased 44% year over year

•	EBITDA for the third quarter of 2006 increased 162% year over year

New York, NY and North Smithfield, RI, November 16, 2006 – Summer Infant, Inc., a leading designer, marketer and distributor of branded durable juvenile health, safety and wellness products, today announced financial results for the third quarter ended September 30, 2006.

On September 5, 2006, Summer Infant, Inc. announced that it had signed a definitive agreement to be acquired by publicly traded KBL Healthcare Acquisition Corp. II (OTCBB: KBLH, KBLHU, KBLHW). Upon consummation of the acquisition, Jason Macari, Summer Infant’s Chief Executive Officer, will become Chief Executive Officer of KBL and Dr. Marlene Krauss will become Chairman of the Board of KBL. It is intended that, upon consummation of the acquisition, KBL will change its name to “Summer Infant, Inc.”

Summer Infant’s net revenues for the third quarter were $13.680 million, an increase of 44% as compared to $9.485 million for the third quarter of 2005. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter 2006 was approximately $1.307 million, or 9.6% of net revenues, an increase of 162% from approximately $0.499 million, or 5.3% of net revenues, for the third quarter of 2005. Net income for the third quarter of 2006 was $0.903 million compared to net income of $0.159 million for the same period in 2005.

Gross profit for the third quarter of 2006 was $5.422 million, an 85% increase over $2.938 million for the third quarter of 2005. Gross margins for the third quarter of 2006 increased approximately 860 basis points to 39.6%, as compared to 31.0% for the third quarter of 2005. This increase is primarily attributable to a favorable mix shift towards higher margin product categories and a substantial reduction in the number of product returns resulting from several strategic initiatives implemented in its monitor product line over the past year. Total selling, general, and administrative (“SG&A”) expense for the third quarter 2006 was $4.271 million, or 31.2% of net revenues, compared to $2.589 million, or 27.3% of net revenues, for the third quarter of 2005. This increase in costs reflects the company’s ongoing investment in infrastructure to support future growth, including its recent hire of key personnel across several functional areas, its pre-funded investment in a new Soft Goods division and higher professional fees related to its previously announced merger with KBL Healthcare Acquisition Corp.

For the nine months ended September 30, 2006, net revenues were approximately $39.813 million, an increase of just over 50% as compared to $26.481 million for the first nine months of 2005. EBITDA for the nine months ended September 30, 2006 were approximately $3.716 million, or 9.3% of net revenues, an 89% increase from $1.963 million, or 7.4% of net revenues, during the first nine months of 2005. Net income for the nine months ended September 30, 2006 increased 92% to $2.593 million as compared to $1.350 million for the same period in 2005.

“We continued to gain substantial sales momentum this quarter through increased brand recognition and market share gains,” commented, Jason Macari, Chief Executive Officer of Summer Infant, Inc. “Specifically, our sales continue to benefit from increased penetration at our top five retail accounts, particularly Babies “R” Us, Target and Kmart, the addition of several new retail customers in 2006, including Wal-Mart.com and continued high double-digit growth in our UK operations. While we experienced solid sales performance across all product categories in the U.S., monitors and gates continue to drive the sales increase year to date, as Summer Infant’s focus and investment on new product innovations in these categories continues to gain traction at the retail level. Looking ahead, we expect these factors to again drive incremental sales and improved profitability in 2007 and beyond.”

Based on customer commitments to date and current budget assumptions, the company is issuing guidance for the full years 2006 and 2007. For the full year 2006, the company expects net revenues to be in the range of $52 to $53 million and EBIDTA to be approximately $5 million, excluding deal-related expenses. For the full year 2007, the company anticipates net revenues to be in the range of $70 million to $75 million and projects EBITDA to be between $7.5 million to $8.0 million, continuing its track record of strong organic growth. These projected results do not include the impact of any potential acquisitions.

About Summer Infant

Based in North Smithfield, Rhode Island, Summer Infant is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years) which are sold principally to large U.S. retailers. Summer Infant markets over sixty proprietary products, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related health and safety products, booster and potty seats and bouncers.

About KBL Healthcare Acquisition Corp. II

KBL Healthcare Acquisition Corp. II was formed on December 9, 2004 to serve as a vehicle to effect a business combination with an operating business in the healthcare or a health-related industry. KBL’s registration statement for its initial public offering was declared effective on April 21, 2005 and the offering closed on April 27, 2005, generating gross proceeds of $55.2 million from the sale of 9.2 million units, including the full exercise of the underwriters’ over-allotment option. Each unit was comprised of one share of KBL common stock and two warrants, each with an exercise price of $5.00. As of September 30, 2006, KBL held approximately $51.7 million in a trust account maintained by an independent trustee, which will be released to KBL upon the consummation of the business combination.

This release includes certain financial information (EBITDA) not derived in accordance with generally accepted accounting principles (“GAAP”). The Company believes that the presentation of this non-GAAP measure provides information that is useful to investors as it indicates more clearly the ability of Summer’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. We have included a reconciliation of this information to the most comparable GAAP measures in the accompanying tables.

Forward Looking Statements

This press release, and other statements that KBL may make, including statements about the benefits of the transaction with Summer Infant, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to KBL’s and Summer Infant’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

KBL cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and KBL assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in KBL’s filings with the Securities and Exchange Commission (SEC) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: general economic and business conditions in the U.S. and abroad, changing interpretations of generally accepted accounting principles, changes in market acceptance of the company’s products, inquiries and investigations and related litigation, fluctuations in customer demand, management of rapid growth, intensity of competition as well as other relevant risks detailed in KBL’s filings with the Securities and Exchange Commission, including its report on Form 10-QSB for the period ended September 30, 2006. The information set forth herein should be read in light of such risks. Neither KBL nor Summer Infant assumes any obligation to update the information contained in this press release.

KBL’s prospectus and subsequent filings with the SEC, accessible on the SEC’s website at http://www.sec.gov, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

Additional Information

KBL has filed with the SEC a proxy statement on Schedule 14A in connection with KBL’s proposed acquisition of Summer Infant. STOCKHOLDERS OF KBL AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, KBL’S DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THIS PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION.

The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the acquisition. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, once available, at the SEC’s Internet site http://www.sec.gov or by directing a request to KBL Healthcare Acquisition Corp. II at 757 Third Avenue, New York, NY 10017. As a result of the review by the SEC of the proxy statement, KBL may be required to make changes to its description of the acquired business or other financial or statistical information contained in the proxy statement.

Summer Infant, Inc. and Affiliates

Consolidated Statements of Operations

(in thousands of US dollars)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net revenues	$13,680	$9,485	$39,813	$26,481
Cost of goods sold	8,258	6,547	24,512	17,450

Gross profit	5,422	2,938	15,301	9,031
General & administrative expenses	2,875	1,369	7,679	3,658
Selling expenses	1,396	1,220	4,376	3,716

Income before interest	1,151	349	3,246	1,657
Interest expense	248	190	653	307

Net income	$903	$159	$2,593	$1,350

Plus: interest expense	248	190	653	307
Plus: depreciation & amortization	156	150	470	306

EBITDA	$1,307	$499	$3,716	$1,963

Summer Infant, Inc. and Affiliates

Consolidated Balance Sheets

(in thousands of US dollars)

	As of September 30, 2006	As of December 31, 2005
	(unaudited)
Cash and cash equivalents	$244	$1,115
Trade receivables	10,567	6,210
Inventory	11,337	7,860
Prepaids and other current assets	322	199

Total current assets	22,470	15,384
Property and equipment, net	3,799	2,440
Goodwill and intangibles, net	171	183

Total assets	$26,440	$18,007

Line of credit	$10,567	$7,087
Accounts payable	8,082	6,713
Accrued expenses	1,551	902
Current portion of long term liabilities	280	280

Total current liabilities	20,480	14,982
Long term liabilities, less current portion	1,078	560

Total liabilities	21,558	15,542
Common stock & paid in capital	133	220
Retained earnings	4,749	2,245

Total stockholders equity	4,882	2,465
Total liabilities & stockholders equity	$26,440	$18,007

Contact:

Dr. Marlene Krauss

Chief Executive Officer

KBL Healthcare Acquisition Corp. II

212-319-5555

Devlin Lander

Integrated Corporate Relations

415-292-6855